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                          [JERROLD GILBERT LETTERHEAD]

                                          May 15, 1997



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:   Sterling Bancorp
                  430 Park Avenue
                  New York, New York 10022-3505
                  Form S-8 Registration Statement under
                  The Securities Act of 1933

Ladies and Gentlemen:

            I am General Counsel to Sterling Bancorp (the "Company") and have acted as counsel to the Company in connection with the Sterling Bancorp Stock Incentive Plan, as amended (the "Incentive Plan"); the shares of the Company's common stock, $1.00 par value, (the "Common Shares") issued or to be issued pursuant to the provisions of the Incentive Plan; and the rights associated and attached to the Common Shares (the "Rights") to: (i) purchase the Company's Series C Preferred Shares, $5.00 par value ("Preferred Shares"), or fractions thereof; or, (ii) under certain conditions, purchase a number of Common Shares having a market value equal to twice the purchase price of Preferred Shares in lieu of purchasing Preferred Shares; or,(iii) under certain conditions, receive, upon payment of the purchase price of the Preferred Shares, that number of common shares having a market value equal to twice the purchase price of Preferred Shares of any company acquiring the Company, all as more fully set forth in a certain Rights Agreement (the "Rights Agreement") between the Company and Manufacturers Hanover Trust Company, as Rights Agent. I am an owner of Common Shares of the Company, with Rights, and I hold options to purchase 32,000 additional Common Shares with Rights.

            I have reviewed the Articles of Incorporation of the Company, the By-laws of the Company, the Incentive Plan, the Rights Agreement and such other documents as I deemed necessary or advisable for purposes of the opinion set forth below. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of
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Securities and Exchange Commission
May 15, 1997
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natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, I am of the opinion that:

            1. The Common Shares, when sold or otherwise transferred in accordance with the Incentive Plan, will be legally issued, fully paid and non-assessable.

            2. The Rights Agreement constitutes a legal, valid and binding agreement enforceable against the Company according to its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, and other laws affecting creditors' rights generally and the application of equitable principles and remedies, whether in a proceeding at law or in equity; the Company has the power, authority and legal right to make, deliver and perform the Rights Agreement and all of the transactions contemplated by the Rights Agreement; and the execution and delivery of the Rights Agreement by the Company and the performance by the Company of the Company's obligations thereunder do not violate any provision of the Company's certificate of incorporation or by-laws, or any mortgage, indenture, contract, or other agreement to which the Company is a party or by which the Company or any of its property may be bound.

            3. The Preferred Shares, when sold in accordance with the Rights Agreement, will be legally issued, fully paid and non-assessable.

            4. Such Common Shares as are sold in lieu of Preferred Shares in accordance with the Rights Agreement will be legally issued, fully paid and non-assessable.

            I express no opinion with respect to the legal issuance, full payment status, or non-assessability of any common shares of any company acquiring the Company that the holders of Rights may acquire pursuant to the Rights Agreement.

            I hereby consent to the incorporation by reference in the captioned Registration Statement of the opinion set forth above.


                                          Very truly yours,

                                          /s/ Jerrold Gilbert

                                          Jerrold Gilbert



JG:leg